Exhibit 99.1

Gevo Reports 1st Quarter 2017 Financial Results

Signs First Definitive Supply Agreement for Offtake from Expanded Luverne Facility

- Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 MST -

•	Reports net loss per share of ($0.51) for the quarter
•	Reports non-GAAP Adjusted Net Loss Per Share[1] of ($0.68) for the quarter
•	Ended the quarter with cash and cash equivalents of $20.4 million
•	Reports revenue of $5.6 million for the quarter
•	Reports loss from operations of $7.2 million for the quarter
•	Reports non-GAAP Cash EBITDA Loss[2] of $5.4 million for the quarter

ENGLEWOOD, Colo. – May 9, 2017 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the quarter ended March 31, 2017. Key highlights for the first quarter of 2017 and key subsequent events included:

•

On April 28, 2017, Gevo signed a supply agreement with HCS Holding GmbH (HCS) to supply isooctane under a five-year offtake agreement. HCS is a manufacturer of specialty products and solutions in the hydrocarbons sector, operating under such brands as Haltermann Carless. In the first phase of the supply agreement, HCS will purchase isooctane produced at Gevo’s demonstration hydrocarbons plant located in Silsbee, Texas, commencing in May 2017. The pricing is fixed over the first phase and Gevo estimates that this could generate up to $2-3 million of gross revenue per year.  In the second phase of the supply agreement, HCS agreed to purchase 300,000 gallons of isooctane per year, with an option to purchase an additional 100,000 gallons of isooctane per year, under a five-year offtake arrangement upon commencement of production at Gevo’s first commercial hydrocarbon facility. The supply agreement contains a pricing formula which is intended to provide Gevo a fixed margin. Gevo expects to supply this isooctane from its first commercial hydrocarbons facility, which is likely to be built at Gevo’s isobutanol production facility located in Luverne, Minnesota (the “Luverne Facility”).

•

On April 19, 2017, the holder of Gevo’s outstanding Convertible Senior Secured Notes, due June 23, 2017 (the “2017 Notes”), and Gevo entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) pursuant to which the holder agreed to exchange (the “Exchange”) all $16.5 million aggregate principal of the existing 2017 Notes for Gevo’s newly created 12.0% Convertible Senior Secured Notes due 2020 (the “2020 Notes”).   The Exchange and the issuance of the 2020 Notes require stockholder approval due to the potential issuance of more than 19.99% of Gevo’s outstanding common stock upon conversion of, or related to, the 2020 Notes.  On April 19, 2017, Gevo and the holder of the 2017 Notes also entered into the Eleventh Supplemental Indenture relating to the 2017 Notes. This provided for, amongst other things, the elimination of the $2.6 million interest reserve for the 2017 Notes. As a result, these funds were released on April 20, 2017, which resulted in an increase to Gevo’s cash and cash equivalents by $2.6 million.

•	Assuming the Exchange occurs following stockholder approval, Gevo expects that its current cash and cash equivalents are sufficient to fund Gevo into 2018 without any additional financings.

[1]

Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

[2]

Cash EBITDA Loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of Cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

Operational Summary for the Quarter

Gevo produced approximately 100,000 gallons of isobutanol at its Luverne Facility during the first quarter of 2017. Consistent with Gevo’s previous isobutanol production guidance, production this quarter was focused on producing sufficient quantities of isobutanol to meet immediate customer demand while also providing enough inventory to support additional market and customer development efforts in the future. Gevo’s production goals are not to maximize production, but rather to align such production with its isobutanol sales efforts. As a result, during certain periods of the first quarter of 2017, Gevo only produced ethanol at the Luverne Facility, and in the second quarter of 2017, Gevo may elect to produce only ethanol.

In the first quarter, Gevo’s isobutanol market development efforts were focused on gaining market acceptance in its core gasoline blendstock markets such as marinas and on-road gasoline fueling stations, while maintaining its targeted selling price. Gevo continued to work with its distribution partners to make investments to develop end-customer relationships, as well as to establish value chains to deliver its isobutanol to those end-customers.

Gevo’s market development efforts related to its renewable hydrocarbon products were mainly targeted towards entering into binding supply agreements to underpin the economics of the proposed expansion of the Luverne Facility. Gevo has been in discussions with numerous potential alcohol-to-jet fuel (ATJ) and isooctane customers to enter into long term supply agreements, with a goal in 2017 of signing contracts representing the majority of the isobutanol production volumes to be produced at the expanded Luverne Facility. In April 2017, as noted above, Gevo entered into its first long term supply agreement with HCS, which Gevo estimates would represent approximately 10-15% of the isooctane production from an expanded Agri-Energy Facility.

As Gevo develops markets for its products, there will likely be a mismatch in timing between isobutanol production and sales. As a result, at times Gevo will likely build isobutanol inventory levels.  At March 31, 2017, Gevo had approximately 288,000 gallons of isobutanol and approximately 52,000 gallons of renewable hydrocarbons in inventory.

"During our year end update, we set out a number of key strategic initiatives and I am proud to say that we have made meaningful progress towards those goals. So far in 2017 we have significantly improved our balance sheet, as well as signed the exchange agreement with Whitebox that will extend the maturity of our senior debt, assuming a positive stockholder vote in June. This will provide us with additional time to pursue our strategy moving forward. As I have communicated many times, we had to clear this critical financial hurdle before we could more effectively drive customer development and better execute on our long-term expansion plan." said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

Mr. Gruber continued, "As a reminder, our objective is to sell at least 50% of the capacity at the expanded Luverne facility. Although we still have significant work ahead of us, we are excited by the definitive supply agreement with HCS which is a key first step in achieving our targets.  The entire Gevo organization is intensely focused on continuing our momentum throughout 2017 and beyond.”

Financial Highlights

Revenues for the first quarter of 2017 were $5.6 million compared with $6.3 million in the same period in 2016. During the first quarter of 2017, revenues derived at the Luverne Facility related to ethanol sales and related products were $5.5 million, a decrease of approximately $0.3 million from the same period in 2016. This was primarily a result of lower ethanol production and distiller grain prices in the first quarter of 2017 versus the same period in 2016.

During the first quarter of 2017, hydrocarbon revenues were $0.1 million, $0.2 million lower than the same period in 2016. Gevo’s hydrocarbon revenues are comprised of sales of ATJ, isooctane and isooctene.

Gevo generated grant and other revenue of $32,000 during the first quarter of 2017, down $0.2 million as compared to the same period in 2016, mainly as a result of Gevo’s contract with the Northwest Advanced Renewables Alliances ending in 2016.

Cost of goods sold was $9.4 million for the three months ended March 31, 2017, compared with $9.2 million in the same period in 2016. Cost of goods sold included approximately $7.9 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $3.8 million for the three months ended March 31, 2017, versus $2.9 million in the same quarter in 2016.

Research and development expense increased by $0.2 million during the three months ended March 31, 2017, compared with the same period in 2016, due primarily to an increase in employee-related expenses.

Selling, general and administrative expense increased by $0.3 million during the three months ended March 31, 2017, compared with the same period in 2016, due primarily an increase in employee-related expenses.

Loss from operations in the three months ended March 31, 2017 was $7.2 million, compared with $5.9 million in the same period in 2016.

Non-GAAP cash EBITDA loss in the three months ended March 31, 2017 was $5.4 million, compared with $3.9 million in the same period in 2016.

Interest expense in the three months ended March 31, 2017 was $0.7 million, down $1.4 million as compared to the same period in 2016, due to a decrease in outstanding principal balances of our debt.

During the three months ended March 31, 2017, there was no change in the value of the embedded derivatives in the 2022 Notes, as the derivatives have had no meaningful value since the third quarter of 2014.  However, Gevo did incur a non-cash loss of $1.0 million in the quarter as a result of exchanging an aggregate of $8.4 million principal amount of the 2022 Notes for shares of Gevo’s common stock in January 2017.

During the three months ended March 31, 2017, Gevo also incurred a non-cash loss of $0.3 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended March 31, 2017, the estimated fair value of the derivative warrant liability decreased by $3.3 million, resulting in a non-cash gain from a change in the fair value of derivative warrant liability.

The net loss for the three months ended March 31, 2017 was $5.9 million, compared with $3.6 million during the same period in 2016.

The non-GAAP adjusted net loss for the three months ended March 31, 2017 was $7.9 million, compared with $8.0 million during the same period in 2016.

The cash position at March 31, 2017 was $20.4 million and the total principal face value of the debt outstanding was $17.7 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 44704548. A replay of the call and webcast will be available two hours after the conference call ends on May 9, 2017. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042  (outside the US) and reference the access code 44704548#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce ATJ, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to develop markets for its products, Gevo’s ability to enter into binding offtake, sales or supply agreements for its products, Gevo’s ability to produce isobutanol or related hydrocarbon products at its Luverne Facility, Gevo’s ability to finance, construct and operate the contemplated expanded Luverne Facility, Gevo’s 2017 operational and financial targets and milestones, Gevo’s cash operating and financing expectations, the supply agreement with HCS Holding, stockholder approval of the Exchange and the issuance of the 2020 Notes, the Purchase Agreement, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2016, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP Cash EBITDA Loss and non-GAAP Adjusted Net Loss Per Share. Non-GAAP Cash EBITDA Loss excludes non-cash items such as depreciation and stock-based compensation. Non-GAAP Adjusted Net Loss Per Share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives.

Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On December 21, 2016, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-twenty.  This reverse stock split became effective on January 5, 2017 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue and cost of goods sold
Ethanol sales and related products, net	$5,494	$5,757
Hydrocarbon revenue	90	298
Grant and other revenue	32	265
Total revenues	5,616	6,320

Cost of goods sold	9,408	9,223

Gross loss	(3,792)	(2,903)

Operating expenses
Research and development expense	1,217	1,044
Selling, general and administrative expense	2,173	1,919
Total operating expenses	3,390	2,963

Loss from operations	(7,182)	(5,866)

Other (expense) income
Interest expense	(714)	(2,151)
(Loss) on exchange or conversion of debt	(964)	-
(Loss) from change in fair value of the 2017 Notes	(339)	(836)
Gain from change in fair value of derivative warrant liability	3,259	5,248
Other income	6	-
Total other expense, net	1,248	2,261

Net loss	$(5,934)	$(3,605)

Net loss per share - basic and diluted	$(0.51)	$(3.13)
Weighted-average number of common shares outstanding - basic and diluted	11,584,595	1,150,817

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$20,393	$27,888
Accounts receivable	1,204	1,122
Inventories	4,178	3,458
Prepaid expenses and other current assets	860	850
Total current assets	26,635	33,318

Property, plant and equipment, net	74,538	75,592
Deposits and other assets	3,414	3,414
Total assets	$104,587	$112,324

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$4,998	$6,193
Derivative warrant liability	4,942	2,698
2017 Notes recorded at fair value	16,492	25,769
Total current liabilities	26,432	34,660
2022 Notes, net	1,088	8,221
Other long-term liabilities	167	179
Total liabilities	27,687	43,060

Total stockholders’ equity	76,900	69,264
Total liabilities and stockholders' equity	$104,587	$112,324

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net loss	$(5,934)	$(3,605)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) from change in fair value of derivative warrant liability	(3,226)	(5,248)
Loss from change in fair value of the 2017 Notes	339	836
Loss on exchange or conversion of debt	964	-
(Gain) on extinguishment of warrant liability	(33)	-
Stock-based compensation	128	358
Depreciation and amortization	1,676	1,621
Non-cash interest expense	80	1,057
Changes in operating assets and liabilities:
Accounts receivable	(82)	523
Inventories	(720)	500
Prepaid expenses and other current assets	(11)	(278)
Accounts payable, accrued expenses, and long-term liabilities	(1,228)	(1,268)
Net cash used in operating activities	(8,047)	(5,504)

Investing Activities
Acquisitions of property, plant and equipment	(673)	(2,247)
Net cash used in investing activities	(673)	(2,247)

Financing Activities
Payments on secured debt	(9,616)	(84)
Debt and equity offering costs	(205)	(589)
Proceeds from issuance of common stock and common stock warrants	11,044	-
Proceeds from the exercise of warrants	2	65
Net cash provided (used) by financing activities	1,225	(608)

Net decrease in cash and cash equivalents	(7,495)	(8,359)

Cash and cash equivalents
Beginning of period	27,888	17,031
End of period	$20,393	$8,672

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
Non-GAAP Cash EBITDA:	2017	2016
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(4,117)	$(3,559)
Depreciation and amortization	1,539	1,453
Non-cash stock-based compensation	3	3
Non-GAAP cash EBITDA	$(2,575)	$(2,103)

Gevo, Inc.
Loss from operations	$(3,065)	$(2,307)
Depreciation and amortization	137	168
Non-cash stock-based compensation	125	355
Non-GAAP cash EBITDA	$(2,803)	$(1,784)

Gevo Consolidated
Loss from operations	$(7,182)	$(5,866)
Depreciation and amortization	1,676	1,621
Non-cash stock-based compensation	128	358
Non-GAAP cash EBITDA	$(5,378)	$(3,887)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	(5,934)	(3,605)
(Loss) on exchange or conversion of debt	(964)	-
(Loss) from change in fair value of the 2017 Notes	(339)	(836)
Gain from change in fair value of derivative warrant liability	3,259	5,248
Non-GAAP Net Loss	$(7,890)	$(8,017)
Weighted-average number of common shares outstanding - basic and diluted	11,584,595	1,150,817
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.68)	$(6.97)

###

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

gevo@energytechinvestor.com

@ShawnEnergyTech

www.energytechinvestor.com